U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*:                            Skornicka, Joel
                                                                     4216 Cowell Blvd.
                                                                     Davis, CA 95616-4323
2. Date of Event Requiring Statement (Month/Day/Year):               12/19/02

3. I.R.S. Identification Number of Reporting Person, if an entity
(voluntary):
4. Issuer Name and Ticker or Trading Symbol:                         Trancom Industries, Inc.
5. Relation of Reporting Person(s) to Issuer                          X      Director            10%Owner
                                                                     -------             ------
(Check all applicable):                                                      Officer             Other
                                                                     --------            ------
                                                                     (give title below)   (Specify below)

6. If Amendment, Date of Original (Month/Day/Year):
7.    Individual or Joint/Group Filing (Check Applicable Line)

               X         Form filed by One Reporting Person
           ---------
                         Form filed by More than One Reporting Person
           ---------


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security (Instr. 4):                            Common Stock
                                                            No Par Value
2. Amount of Securities Beneficially Owned (Instr. 4):      0
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):
4. Nature of Indirect Beneficial Ownership (Instr. 5):


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

Persons who respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security (Instr. 4):                      Common Stock
                                                                  Warrants
2. Date Exercisable and Expiration Date (Month/Day/Year):         Date Exercisable    Expiration Date
                                                                  ----------------    ---------------
                                                                  08/99               08/04

3. Title and Amount of Securities Underlying Derivative Security  Title               Amount or Number of
                                                                  -----               Shares
(Instr. 4):                                                       Common              ------
                                                                                      50,000

4. Conversion or Exercise Price of Derivative Security:           $0.01 per share

5. Ownership Form of Derivative Security;
   Direct (D) or IndirectD(I) (Instr. 5):

6. Nature of Indirect Beneficial Ownership: (Instr. 5)            N/A

EXPLANATION OF RESPONSES:


/s/ Joel Skorncicka
--------------------------------
**Signature of Reporting Person

12/18/02
------------------
Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.